Exhibit 12

                             UNISYS CORPORATION
       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)
                               ($ in millions)



                                  Nine
                                  Months
                                  Ended          Years Ended December 31
                                  Sept. 30, -----------------------------------
                                  2007      2006   2005   2004   2003   2002
                                  --------  ----   ----   ----   ----   ----
Fixed charges
Interest expense                  $ 56.1   $ 77.2 $ 64.7 $ 69.0 $ 69.6 $ 66.5
Interest capitalized during
  the period                         6.2      9.9   15.0   16.3   14.5   13.9
Amortization of debt issuance
  expenses                           2.9      3.8    3.4    3.5    3.8    2.6
Portion of rental expense
  representative of interest        42.5     56.7   60.9   61.6   55.2   53.0
                                   ------  ------ ------ ------ ------  -----
    Total Fixed Charges            107.7    147.6  144.0  150.4  143.1  136.0
                                   ------  ------ ------ ------ ------  -----
Earnings
Income (loss) from continuing
 operations before income taxes    (42.1)  (250.9)(170.9) (76.0) 380.5  332.8
Add (deduct) the following:
 Share of loss (income) of
  associated companies               -        4.5   (7.2) (14.0) (16.2)  14.2
 Amortization of capitalized
  interest                          10.5     13.7   12.9   11.7   10.2    8.8
                                   ------  ------ ------ ------ ------  -----
    Subtotal                       (31.6)  (232.7)(165.2) (78.3) 374.5  355.8
                                   ------  ------ ------ ------ ------  -----

Fixed charges per above            107.7    147.6  144.0  150.4  143.1  136.0
Less interest capitalized during
  the period                        (6.2)    (9.9) (15.0) (16.3) (14.5) (13.9)
                                   -----   ------ ------ ------ ------ ------
Total earnings (loss)              $69.9   $(95.0)$(36.2)$ 55.8 $503.1 $477.9
                                   =====   ====== ====== ====== ====== ======

Ratio of earnings to fixed
  charges                            *       *      *      *      3.52   3.51
                                   =====   ====== ====== ====== ======  =====

* Earnings for the nine months and years ended September 30, 2007, December 31, 2006, 2005 and 2004 were inadequate to cover fixed charges by $37.8 million, $242.6 million, $180.2 million and $94.6 million, respectively.